Exhibit 10.10

May 1, 2002

To: William Gottlin

Dear Bill:

Re: Amendment to Employment Contract

Further to our conversations, I am pleased to set out the amendments to your employment contract dated February 15, 2001 with Imperial Parking (U.S.) Inc. (“Impark”), reflecting your promotion to Vice-President. For simplicity, I have re-stated the entire terms of your employment contract as follows:

Effective date:	May 1, 2002 is the effective date of the amendment

Title:	Vice-President, Human Resources. Regional Vice-President

Reporting to:	Chief Operating Officer

Annual Salary:	$140,000 per annum.

Car Allowance:	$600 per month.

Health Benefits:	Standard Impark U.S. benefit plan which includes long term disability, short-term disability, life insurance, medical, and dental. An amount equal to the premiums will be added to your salary. A summary will be provided to you.

401K:	Continued participation in the company’s 401K program.

Bonus Plan:	Your bonus for 2002 will be based upon the performance of your region and must exceed a certain threshold established by the President as part of each year’s bonus plan. Your guaranteed minimum bonus for 2002 is $25,000.

Vacation:	You will be entitled to three (3) weeks paid vacation per annum in accordance with Impark policy.

Equipment:	You will be supplied with a notebook computer and a cell phone for the term of your employment.

Severance:

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If we (or any successor of Impark) terminate your employment without just cause, then once established, you will be paid in accordance with the new severance pay policy for senior U.S. management, or six (6) months severance pay, whichever is greater. If we terminate your employment for just cause, or if you resign, then you will not be entitled to any severance pay. “Just cause” means some cause or ground that a reasonable employer, acting in good faith in similar circumstances, would regard as a good and sufficient basis for terminating the services of an employee, and includes (without limitation) gross misconduct, theft, fraud, or breach of any fiduciary, statutory, contractual or common law duty or obligation of the employee.

Notwithstanding the foregoing, if a majority of the voting shares of Imperial Parking Corporation is purchased by Central Parking Corporation (the “Change of Control”), and as a result of the Change of Control your employment is terminated without cause, we will pay you severance pay of one year’s salary.

Non-Compete:

Your existing Non-Competition and Non-Solicitation Agreement dated February 15, 2001 continues in full force and effect.

Stock Options:

In accordance with what has already been granted to you.

You will be required to comply with Impark’s policies in effect from time to time as described in Impark’s Salaried Employee Handbook, a copy of which will be provided to you. Please read it carefully, and do not hesitate to speak with me concerning any questions you may have.

Yours very truly,

IMPERIAL PARKING (U.S.), INC.

Bryan Wallner Chief Operating Officer

I hereby agree to and accept the terms and conditions outlined in this amendment to my employment contract.

__________________________________
William Gottlin

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